Exhibit 107
EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO
(Form Type)

STAR MOUNTAIN LOWER MIDDLE-MARKET CAPITAL CORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$6,126,095.70(1)	0.0001531	$937.91	(2)
Fees Previously Paid
Total Transaction Valuation	$6,126,095.70(1)
Total Fees Due for Filing			$937.91
Total Fees Previously Paid			$—
Total Fee Offsets			—
Net Fee Due			$937.91

(1)
Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 250,658.580 shares of common stock, par value $0.001 per share, of Star Mountain Lower Middle-Market Capital Corp. (the “Company”), at a price equal to $24.44, which represents the Company’s unaudited net asset value as of June 30, 2025, and is used for purposes of calculating the estimated aggregate maximum purchase price for shares.

(2)
The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025, equals $153.10 per million dollars of the value of the transaction.